Exhibit 99.3

HAMPTON ROADS BANKSHARES, INC.

COMPENSATION COMMITTEE CHARTER

PURPOSE

The purpose of the Compensation Committee (“the Committee”) of Hampton Roads Bankshares, Inc. (“the Company”) shall be to administer the compensation policies and practices applicable to the Company’s Executive Officers.

COMPOSITION OF COMMITTEE

The Board of Directors shall appoint the Committee and its Chairperson. The Committee shall be composed of three or more members of the Board of Directors. Each Committee member shall be “independent” in accordance with requirements of the Securities and Exchange Commission and any applicable stock exchange listing standards. Committee members shall serve until they are replaced, resign, or their successors are duly elected and qualified.

COMMITTEE OPERATIONS

The Committee will meet at least annually. Additional meetings may be held as the Committee or its chairperson deem advisable. The Committee shall keep adequate records of each of its meetings. All actions taken shall be reported to the Board at the next Board meeting following the Committee meeting.

DUTIES AND RESPONSIBILITIES

The Committee shall have the exclusive authority to determine the compensation, including salaries, bonuses, employee benefits, executive incentive plans, policies, practices and programs, for the Company’s Executive Officers. The Committee will be responsible for granting any equity awards to the Executive Officers. It will evaluate the performance of the Company’s CEO, and, with the assistance of the CEO, the performance of the other Executive Officers. In addition, the Committee shall produce an annual report on executive compensation for inclusion in the Company’s annual proxy statement in accordance with applicable rules and regulations. The Committee shall review and approve any new compensation plans, including equity based plans, relative to the Executive Officers. The Committee shall have the power to amend, modify, or change any benefits, plans, or programs for Executive Officers subject to applicable laws and regulations. The Committee shall perform such other duties, responsibilities and activities as may be directed by the Board of Directors.